Shareholder Letter 2Q25 Letter to Shareholders 2Q25 Exhibit 99.2

Shareholder Letter 2Q25 At Opendoor, we believe that selling your home should be simple. For too long, the process has been frustratingly complex, opaque, and slow. Our mission remains clear and resolute: to reinvent the U.S. residential real estate industry, making it simpler, more convenient, and more customer-centric for everyone involved. For the past decade, we’ve invested in the deep infrastructure of real estate, building pricing intelligence, operational capabilities, and a robust marketing engine. Given our unprecedented access to homes, we have amassed an unparalleled dataset: photos, videos, agent notes, and customer interactions from millions of home visits. This proprietary data fuels our AI — and that AI powers our flagship product, the cash offer, which delivers what traditional sales cannot: speed, certainty, and control. Sellers understand the value instantly. Our Net Promoter Score of nearly 80 over the past four years speaks for itself. Increasingly, agents understand that value, too. While we were once seen as disruptors, today we’re collaborators. Our positioning has evolved as we built strong agent relationships — in fact, about one quarter of our acquisitions come from agents bringing their clients directly to us for a cash offer. We believe a great agent can be an invaluable guide through one of life’s biggest decisions, and our path forward lies in deepening these partnerships. Today, we are outlining our plans to enable Key Connections agents to distribute our offerings, and create a platform where our success is aligned with the success of agents. We’ve already done the hard work of integrating the messy, fragmented layers of the transaction across pricing, home assessment, repairs, title, escrow, and beyond. Now we’re opening up that platform. When agents plug in, they gain access to our qualified leads and our capabilities, while homeowners gain more options. Opendoor is able to serve more sellers. Everyone wins. Opendoor Shareholders, 2 A letter from our Chair and CEO

From Product to Platform

This evolution marks a fundamental shift in how we operate and what we offer — and it's reshaping our business model in meaningful ways.

We began piloting this new approach in select markets in the second quarter, and the early signals have been encouraging:

- **Twice as many customers are reaching a final underwritten cash offer** as compared to our traditional direct-to-consumer flow. With more customers getting to a final cash offer, we have the opportunity to increase our conversion.
- Customers get their **final offer even faster** with a streamlined assessments process via the in-home agent visit.
- **Listing agreement conversion rates** (i.e., consumers who end up listing with a partner agent) **are 5x greater** than what we have realized in our direct-to-consumer flow. We get more sellers to an outcome they desire.
- And we unlock **more capital-light earnings** via our share of listing commission revenue. This is a powerful lever for long-term margin expansion, which also enables us to pursue incremental attach opportunities over time.

Based on the early results, we have moved quickly from pilot to rapid expansion. Today, we're excited to announce **we have partner agents live in each of our markets.**

Our focus is now on optimization via additional agent onboarding, training, and product expansion. For example, we recently launched our Key Agent iOS app, which enables agents to perform high-fidelity home assessments directly from their mobile devices. Use of the app provides Opendoor with incremental data to further fuel our AI algorithms.


Opendoor
Key Agent
5 photos taken

Building on our new go-to-market efforts, we recently introduced Cash Plus. Cash Plus is a hybrid product designed for sellers who want the convenience of a cash offer but hope to maximize upside by going to market. For sellers, it's the best of both worlds. For Opendoor, we believe it's a better risk-adjusted product for us to deliver — we deploy less capital upfront and retain greater downside protection. And agents are central to delivery: they're the distribution channel, the customer counselor, and the face of the sale.


$380k
+$75k
Introducing
Cash Plus

Opendoor | Shareholder Letter 2Q25 3

Shareholder Letter 2Q25 We delivered a strong second quarter, exceeding our guidance for both Revenue and Adjusted EBITDA. This performance reflects deliberate choices: heavier marketing spend in 4Q24 and 1Q25 to align with resale seasonality, and wider offer spreads in 2Q25 to manage risk in a volatile market. This drove higher resale volumes but lower acquisitions in the quarter, as we continue to prioritize prudence over pace — focusing on disciplined underwriting and efficient spend, rather than pursuing growth that could compromise long-term value creation. While our full quarter performance was strong, we observed a consistent slowing of the housing market as the quarter progressed. In response, we further raised spreads, exiting the quarter with a materially lower acquisition pace than we entered, which will impact our second half outlook. Looking ahead, we believe housing market weakness will persist, and we are not assuming any near-term catalyst for improvement. We expect to see sequential acquisition and resale volume declines driven by a combination of macro dynamics, typical seasonal patterns in our cash offer business, and the early-stage nature of our platform pivot, which will take time to mature. We are transitioning our business model during a historically difficult macro environment – the benefits of this evolution will take time to materialize. Still, our 2Q25 results underscore the progress we’ve made. At $1.6 billion in revenue, we achieved our first quarter of Adjusted EBITDA profitability in three years — a clear reflection of the cost discipline and operating leverage we've developed. While we don’t expect to maintain profitability in the back half given lower acquisition volume and inventory levels, this milestone is a meaningful indicator of the substantial progress we are making. This is a moment of necessary transition — one that will reposition Opendoor for durability, relevance, and scale in the years ahead. Our near-term expectations don’t reflect our ambitions. We know where we’re going, and we’re taking deliberate steps to get there. Executing Against Our Plan 4 Delivered Adjusted EBITDA of $23 million in 2Q25, compared to $(5) million in 2Q24, achieving our first quarter of Adjusted EBITDA profitability in three years. Sold 4,299 homes, which generated $1.6 billion revenue, representing a 5% increase versus 2Q24. Carrie Wheeler, Chair and CEO Delivered $128 million of gross profit, versus $129 million in 2Q24, representing an 8.2% gross margin, and $69 million of Contribution Profit, versus $95 million in 2Q24, representing a 4.4% Contribution Margin. Note: Adjusted Operating Expenses, Adjusted Gross Profit, Contribution Profit, Contribution Margin, Adjusted Net Loss, and Adjusted EBITDA are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” following the financial tables below for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures. Narrowed our Net Loss to $(29) million and Adjusted Net Loss to $(9) million, versus $(92) million and $(31) million in 2Q24, respectively.

Shareholder Letter 2Q25 GAAP Net Loss was $(29) million in 2Q25 versus $(92) million in 2Q24. Adjusted Net Loss was $(9) million in 2Q25 versus $(31) million in 2Q24. GAAP Operating Expenses were $141 million in 2Q25, down from $201 million in 2Q24. Adjusted Operating Expenses, defined as the delta between Contribution Profit (Loss) and Adjusted EBITDA, were $46 million in 2Q25, down from $100 million in 2Q24. Adjusted EBITDA was $23 million in 2Q25, ahead of the high end of our guidance range and compared to $(5) million in 2Q24. This outperformance was driven by the beat in both Revenue and Adjusted Operating Expenses. GAAP Gross Profit was $128 million in 2Q25, versus $129 million in 2Q24. GAAP Gross Margin was 8.2% in 2Q25, versus 8.5% in 2Q24. Adjusted Gross Profit was $135 million in 2Q25, versus $154 million in 2Q24. Contribution Profit was $69 million in the second quarter, near the midpoint of our guidance range of $65 million to $75 million, and compared to $95 million in 2Q24. Contribution Margin of 4.4% came in just below our prior guidance range of 4.5% to 4.9%, and compares to 6.3% in 2Q24. In the second quarter, we delivered $1.6 billion of revenue, above the high end of our guidance range of $1.45 billion to $1.525 billion, representing 4,299 homes sold. This represents a 5% increase versus 2Q24. On the acquisition side, we purchased 1,757 homes in the second quarter, surpassing our guidance of approximately 1,700 homes. This represents a 63% decrease versus 2Q24 given elevated spread levels. Notably, we observed continually worsening housing conditions (including slowing clearance and rising delistings) throughout the quarter and concomitantly raised spreads. This slowed our acquisition pace and resulted in us exiting the quarter on a lower acquisition trajectory than we started. Financial Highlights Volume and Revenue Unit Economics Net Loss and Adjusted EBITDA

Shareholder Letter 2Q25 Amid heightened uncertainty from shifting economic policies, the evolving tariff landscape, and geopolitical tensions, the broader macroeconomic environment remains challenging. The U.S. housing market is no exception. With mortgage rates hovering in the high 6% range and affordability near all-time lows, buyer demand remains persistently weak. Only 12% of consumers expressed that it is a good time to buy a home, and sellers currently outnumber buyers by the widest margin in over a decade. This has led to low clearance rates, decade high delistings, and gave rise to the slowest spring selling season in thirteen years. We expect these trends to continue to weigh on the housing market through the second half of the year. We ended the second quarter with 4,538 homes, representing $1.5 billion in net inventory, versus $2.2 billion in 2Q24, and $1.1 billion in capital, which is primarily composed of $789 million in unrestricted cash and $167 million of equity invested in homes and related assets (net of inventory valuation adjustments). At quarter end, we had $7.8 billion in non-recourse, asset-backed borrowing capacity, of which $1.8 billion was outstanding. Of that capacity, $7.4 billion has a scheduled revolving or withdrawal period that ends in 2026 or later. And our total committed borrowing capacity was $2.0 billion, of which $1.7 billion has a scheduled revolving or withdrawal period ending in 2026 or later. In May, we completed the successful issuance of $325 million of 7.0% Convertible Senior Notes due 2030, consisting of (a) approximately $246 million principal amount of 2030 Notes issued in exchange for approximately $246 million principal amount of 0.25% Convertible Senior Notes due 2026, and (b) approximately $79 million principal amount of 2030 Notes for cash. This transaction allowed us to extend maturities to 2030 and opportunistically add approximately $75 million in cash to our balance sheet. 6 Inventory and Other Balance Sheet Items Looking Ahead

Shareholder Letter 2Q25 7 Guidance (1) Opendoor has not provided a quantitative reconciliation of forecasted forecasted Contribution Profit (Loss) to forecasted GAAP gross profit (loss), forecasted Contribution Margin to forecasted GAAP Gross Margin, nor forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP gross profit (loss), GAAP gross margin, operating expenses and net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. For more information regarding the non-GAAP financial measures discussed in this shareholder letter, please see “Use of Non-GAAP Financial Measures” following the financial tables below. While we’re not providing full year guidance, we’d like to provide some additional color for the balance of the year. Given our expectation for a continued challenging macro, typical seasonal patterns in our cash offer business, and the early-stage nature of our platform pivot, we expect 4Q25 revenue to decline sequentially at a similar level to the 3Q25 sequential decline. Contribution Margin will also be pressured in the second half by an unfavorable mix of older, lower margin homes given lower acquisition volumes, likely putting our goal of year-on-year Contribution Margin improvement out of reach. We remain vigilant in monitoring and incorporating macro expectations into our pricing, but are diligently executing against the factors within our control, including our evolution to become a distributed platform serving the broader ecosystem. Ultimately, we believe that the strategic changes we are making will position us to serve more sellers in any housing environment. Our outlook is informed primarily by: Spreads. Given the ongoing uncertainty in the housing macro environment, we continue to take a cautious approach to pricing, maintaining spreads above historical seasonal norms to account for ongoing softness in demand. We will continue to dynamically adjust our spreads in response to market conditions as they evolve. Marketing. As we have discussed previously, we have realigned our marketing spend cadence across the year to deploy our advertising dollars efficiently. Given seasonality, the macroeconomic backdrop and forecasted continued high spreads, we expect marketing spend to be down materially on a year-over-year basis. Looking forward, we expect the following results for the third quarter of 2025: Our outlook is informed primarily by: Home acquisitions of approximately 1,200 Revenue between $800 and $875 million Contribution Profit (1) between $22 and $29 million, which implies a Contribution Margin of 2.8% to 3.3% Adjusted EBITDA(1) between $(28) and $(21) million Stock-based compensation expense between $10 and $12 million

Shareholder Letter 2Q25 Carrie Wheeler, Chair and CEO Selim Freiha, Chief Financial Officer Opendoor will host a conference call to discuss its financial results on August 5, 2025 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. August 5, 2025 at 2 p.m. PT investor.opendoor.com Conference Call Information 8 Live Webcast

Shareholder Letter 2Q25/ Opendoor/ OpendoorHQ Company / Opendoor-com investor.opendoor.com

Shareholder Letter 2Q25 Shareholder Letter 1Q25 Definitions & Financial Tables Shareholder Letter 1Q25

This shareholder letter contains certain forward-looking statements within the meaning of Section 27A the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including, without limitation, statements regarding: current and future health and stability of the real estate housing market and general economy, including the effects of tariffs and shifting economic policies on the macroeconomic environment; volatility of mortgage interest rates, changes in resale clearance rates, delistings and expectations regarding future behavior of consumers and partners; impacts of changes to our acquisition rates; whether we are able to safeguard our margins by widening our spreads; the health and status of our financial condition; our ongoing transformation efforts and cost-efficiency opportunities; whether our efforts to optimize spread and adjust our marketing strategy for seasonality trends will improve profitability; anticipated future results of operations or financial performance, including our third quarter and full-year 2025 outlook and projections; our ability to achieve other long- term performance targets; our ability to attract potential customers and agents through our Key Agent and Cash Plus programs; our expectations regarding the impact of trends in seasonality on the real estate industry and our business; priorities of the Company to achieve future financial and business goals; our ability to continue to effectively navigate the markets in which we operate; health of our balance sheet to weather ongoing market transitions; our ability to adopt an effective approach to manage economic and industry risk, as well as inventory health; business strategy and plans, including any plans to expand into additional markets, market opportunity and expansion and objectives of management for future operations, including statements regarding the benefits and timing of the roll out of new markets, products or technology; and the expected benefits of refinancing efforts. Forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “vision”, “will”, or “would”, any negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. The factors that could cause or contribute to actual future events to differ materially from the forward-looking statements in this shareholder letter include but are not limited to: the current and future health and stability of the economy, financial conditions and the residential housing market, including any extended downturns or slowdowns; changes in general economic and financial conditions (including federal monetary policy, the imposition of tariffs and price or exchange controls, interest rates, inflation, actual or anticipated recession, home price fluctuations, and housing inventory), as well as the probability of such changes occurring, that may impact demand for our products and services, lower our profitability or reduce our access to future financings; actual or anticipated fluctuations in our financial condition and results of operations; changes in projected operational and financial results; our real estate assets and increased competition in the U.S. residential real estate industry; our ability to operate and grow our core business products, including the ability to obtain sufficient financing and resell purchased homes; investment of resources to pursue strategies and develop new products and services that may not prove effective or that are not attractive to customers and partners or that do not allow us to compete successfully; our ability to acquire and resell homes profitably; our ability to grow market share in our existing markets or any new markets we may enter; our ability to manage our growth effectively; our ability to expeditiously sell and appropriately price our inventory; our ability to access sources of capital, including debt financing and securitization funding to finance our real estate inventories and other sources of capital to finance operations and growth; our ability to maintain and enhance our products and brand, and to attract customers; our ability to manage, develop and refine our digital platform, including our automated pricing and valuation technology; our ability to realize expected benefits from our restructuring and cost reduction efforts; our ability to comply with multiple listing service rules and requirements to access and use listing data, and to maintain or establish relationships with listings and data providers; our ability to obtain or maintain licenses and permits to support our current and future business operations; acquisitions, strategic partnerships, joint ventures, capital-raising activities or other corporate transactions or commitments by us or our competitors; actual or anticipated changes in technology, products, markets or services by us or our competitors; our ability to protect our brand and intellectual property; our success in retaining or recruiting, or changes required in, our officers, key employees and/or directors; any future impact of pandemics, epidemics, or other public health crises on our ability to operate, demand for our products and services, or other general economic conditions; our ability to maintain our listing on the Nasdaq Global Select Market; the impact of the regulatory environment and potential regulatory instability within our industry and complexities with compliance related to such environment; changes in laws or government regulation affecting our business; the impact of pending or future litigation or regulatory actions; and the volatility in the price of our common stock. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, as updated by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 11 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit, Adjusted Net Loss, Adjusted EBITDA, Adjusted Operating Expenses, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit and Contribution Profit To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit and Contribution Profit, which are non-GAAP financial measures. We believe that Adjusted Gross Profit and Contribution Profit are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Adjusted Gross Profit and Contribution Profit are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 12 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. Adjusted Gross Margin is Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort. 13 Definitions

14 Adjusted Net Loss and Adjusted EBITDA / Margin We also present Adjusted Net Loss and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-cash, not directly related to our revenue-generating operations, not aligned to related revenue, or not reflective of ongoing operating results that vary in frequency and amount. Adjusted Net Loss and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net loss. We calculate Adjusted Net Loss as GAAP net loss adjusted to exclude non-cash expenses of stock-based compensation, equity securities fair value adjustment, intangibles amortization expense, and the amortization of stock-based compensation capitalized to internally developed software ("IDSW"). It excludes expenses that are not directly related to our revenue- generating operations such as restructuring and legal contingency accruals. It excludes (gain) loss on extinguishment of debt as these gains or expenses were incurred as a result of decisions made by management to terminate or partially extinguish portions of our outstanding credit facilities or convertible senior notes early; these expenses are not reflective of ongoing operating results and vary in frequency and amount. Adjusted Net Loss also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Loss does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Loss adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue. Definitions

15 Adjusted Operating Expense We also present Adjusted Operating Expense, which is a non-GAAP financial measure that bridges the difference between Contribution Profit and Adjusted EBITDA. We believe this measure provides investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to Contribution Profit and certain charges that are non-cash, or not directly related to our revenue-generating operations are removed. Adjusted Operating Expense is a supplemental measure of our operating expenditures and has important limitations. For example, this measure excludes the impact of certain costs required to be recorded under GAAP. This measure removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to Contribution Margin. This measure could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of this measure to the most directly comparable GAAP financial measure, which is operating expenses. We calculate Adjusted Operating Expense as GAAP operating expense adjusted to exclude direct selling costs and holding costs included in determining Contribution Profit. The measure also excludes non-cash expenses of stock-based compensation, depreciation and amortization, intangibles amortization, and the amortization of stock-based compensation capitalized to IDSW. It also excludes expenses that are not directly related to our revenue-generating operations such as restructuring charges and legal contingency accruals. Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, Adjusted Technology and Development We also present Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development, which are non-GAAP financial measures that provide investors and analysts meaningful period over period comparisons by showing the remaining operating expenses after the costs related to unit level performance are moved to contribution profit and certain charges that are non-cash are removed. These supplemental measures of our operating expenditures have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. Specifically, Adjusted Sales, Marketing and Operations removes holding costs and direct selling costs incurred on homes sold during the current period, including holding costs recorded in prior periods, and moves these costs to Contribution Margin. These measures could differ substantially from similarly titled measures presented by other companies in our industry or in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which are Sales, marketing and operations expense, General and administrative expense and Technology and development expense. We calculate Adjusted Sales, Marketing and Operations as GAAP sales, marketing and operations expenses to exclude direct selling costs and holding costs included in determining Contribution Profit. This measure also excludes non-cash expenses of stock-based compensation and amortization of intangibles associated with sales, marketing and operations assets. We calculate Adjusted General and Administrative as GAAP general and administrative expenses to exclude non-cash expenses of stock-based compensation, depreciation and amortization of intangibles associated with general and administrative assets. It also excludes expenses that are not directly related to our revenue-generating operations such as legal contingency accruals. We calculate Adjusted Technology and Development as GAAP technology and development expenses to exclude non-cash expenses of stock-based compensation, the amortization of stock-based compensation capitalized to IDSW, and depreciation and amortization associated with technology and development assets. Definitions

16 Three Months Ended June 30, 2025 March 31, 2025 December 31, 2024 September 30, 2024 June 30, 2024 Revenue $ 1,567 $ 1,153 $ 1,084 $ 1,377 $ 1,511 Gross profit $ 128 $ 99 $ 85 $ 105 $ 129 Gross Margin 8.2% 8.6% 7.8% 7.6% 8.5 % Net loss $ (29) $ (85) $ (113) $ (78) $ (92) Number of markets (at period end) 50 50 50 50 50 Homes sold 4,299 2,946 2,822 3,615 4,078 Homes purchased 1,757 3,609 2,951 3,504 4,771 Homes in inventory (at period end) 4,538 7,080 6,417 6,288 6,399 Inventory (at period end) $ 1,530 $ 2,362 $ 2,159 $ 2,145 $ 2,234 Percentage of homes “on the market” for greater than 120 days (at period end) 36% 27% 46% 23% 14 % Non-GAAP Financial Highlights (1) Contribution Profit $ 69 $ 54 $ 38 $ 52 $ 95 Contribution Margin 4.4% 4.7% 3.5% 3.8% 6.3 % Adjusted EBITDA $ 23 $ (30) $ (49) $ (38) $ (5) Adjusted EBITDA Margin 1.5% (2.6) % (4.5) % (2.8) % (0.3) % Adjusted Net Loss $ (9) $ (63) $ (77) $ (70) $ (31) OPENDOOR TECHNOLOGIES INC. FINANCIAL HIGHLIGHTS AND OPERATING METRICS (In millions, except percentages, homes sold, number of markets, homes purchased, and homes in inventory) (Unaudited) (1) See “—Use of Non-GAAP Financial Measures” for further details and a reconciliation of such non-GAAP measures to their nearest comparable GAAP measures.

OPENDOOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are presented in thousands, and per share amounts)
(Unaudited)

	Three Months Ended					Six Months Ended June 30,	
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	2025	2024
REVENUE	$ 1,567	$ 1,153	$ 1,084	$ 1,377	$ 1,511	$ 2,720	$ 2,692
COST OF REVENUE	1,439	1,054	999	1,272	1,382	2,493	2,449
GROSS PROFIT	128	99	85	105	129	227	243
OPERATING EXPENSES:							
Sales, marketing and operations	86	98	88	96	116	184	229
General and administrative	28	33	41	46	48	61	95
Technology and development	21	21	33	30	37	42	78
Restructuring	6	3	17	—	—	9	—
Total operating expenses	141	155	179	172	201	296	402
LOSS FROM OPERATIONS	(13)	(56)	(94)	(67)	(72)	(69)	(159)
GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	10	—	(1)	—	(1)	10	(1)
INTEREST EXPENSE	(36)	(33)	(32)	(34)	(30)	(69)	(67)
OTHER INCOME – Net	10	4	14	23	12	14	27
LOSS BEFORE INCOME TAXES	(29)	(85)	(113)	(78)	(91)	(114)	(200)
INCOME TAX EXPENSE	—	—	—	—	(1)	—	(1)
NET LOSS	$ (29)	$ (85)	$ (113)	$ (78)	$ (92)	$ (114)	$ (201)
Net loss per share attributable to common shareholders:							
Basic	$ (0.04)	$ (0.12)	$ (0.16)	$ (0.11)	$ (0.13)	$ (0.16)	$ (0.29)
Diluted	$ (0.04)	$ (0.12)	$ (0.16)	$ (0.11)	$ (0.13)	$ (0.16)	$ (0.29)
Weighted-average shares outstanding:							
Basic	729,484	723,542	716,317	705,359	693,445	726,529	687,951
Diluted	729,484	723,542	716,317	705,359	693,445	726,529	687,951

17

18 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) June 30, 2025 December 31, 2024 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 789 $ 671 Restricted cash 396 92 Marketable securities — 8 Escrow receivable 10 6 Real estate inventory, net 1,530 2,159 Other current assets 72 61 Total current assets 2,797 2,997 PROPERTY AND EQUIPMENT – Net 37 48 RIGHT OF USE ASSETS 9 18 GOODWILL 3 3 OTHER ASSETS 61 60 TOTAL ASSETS $ 2,907 $ 3,126 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 86 $ 92 Non-recourse asset-backed debt – current portion 550 432 Interest payable 5 3 Lease liabilities – current portion 2 2 Total current liabilities 643 529 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 1,189 1,492 CONVERTIBLE SENIOR NOTES 437 378 LEASE LIABILITIES – Net of current portion 6 13 OTHER LIABILITIES 1 1 Total liabilities 2,276 2,413 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 733,592,980 and 719,990,121 shares issued, respectively; 733,592,980 and 719,990,121 shares outstanding, respectively — — Additional paid-in capital 4,470 4,438 Accumulated deficit (3,839) (3,725) Accumulated other comprehensive loss — — Total shareholders’ equity 631 713 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 2,907 $ 3,126

19 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Six Months Ended June 30, 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES: Net loss $ (114) $ (201) Adjustments to reconcile net loss to cash, cash equivalents, and restricted cash provided by (used in) operating activities: Depreciation and amortization  22 26 Amortization of right of use asset 1 3 Stock-based compensation 27 66 Inventory valuation adjustment 34 41 Change in fair value of equity securities 3 4 Other 4 3 (Gain) loss on early extinguishment of debt (10) 1 Changes in operating assets and liabilities: Escrow receivable (4) (15) Real estate inventory 593 (498) Other assets (11) (10) Accounts payable and other accrued liabilities (2) 7 Interest payable 2 — Lease liabilities (1) (4) Net cash provided by (used in) operating activities 544 (577) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (6) (16) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 6 47 Net cash provided by investing activities — 31 CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of convertible senior notes, net of discount 75 — Proceeds from issuance of common stock for ESPP 1 2 Proceeds from non-recourse asset-backed debt 671 217 Principal payments on non-recourse asset-backed debt (853) (302) Payment of loan origination fees and debt issuance costs (16) — Net cash used in financing activities (122) (83) NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 422 (629) CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 763 1,540 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 1,185 $ 911 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 62 $ 62 DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 2 $ 10 Principal value of 2026 Notes extinguished in Debt Exchange $ (246) $ — Principal value of 2030 Notes issued in Debt Exchange $ 246 $ — RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 789 $ 790 Restricted cash 396 121 Cash, cash equivalents, and restricted cash $ 1,185 $ 911

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT AND CONTRIBUTION PROFIT TO OUR GROSS PROFIT
(Unaudited)

	Three Months Ended					Six Months Ended June 30,	
(in millions, except percentages and homes sold, or as noted)	**June 30, 2025**	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**	**2025**	**2024**
Revenue (GAAP)	**$ 1,567**	**$ 1,153**	**$ 1,084**	**$ 1,377**	**$ 1,511**	**$ 2,720**	**$ 2,692**
Gross profit (GAAP)	**$ 128**	**$ 99**	**$ 85**	**$ 105**	**$ 129**	**$ 227**	**$ 243**
Gross Margin	8.2 %	8.6 %	7.8 %	7.6 %	8.5 %	8.3 %	9.0 %
Adjustments:							
Inventory valuation adjustment – Current Period[1][2]	21	13	6	10	34	27	38
Inventory valuation adjustment – Prior Periods[1][3]	(14)	(12)	(16)	(16)	(9)	(19)	(23)
Adjusted Gross Profit	**$ 135**	**$ 100**	**$ 75**	**$ 99**	**$ 154**	**$ 235**	**$ 258**
Adjusted Gross Margin	8.6 %	8.7 %	6.9 %	7.2 %	10.2 %	8.6 %	9.6 %
Adjustments:							
Direct selling costs[4]	(43)	(29)	(23)	(32)	(43)	(72)	(77)
Holding costs on sales – Current Period[5][6]	(6)	(5)	(4)	(6)	(5)	(20)	(16)
Holding costs on sales – Prior Periods[5][7]	(17)	(12)	(10)	(9)	(11)	(20)	(13)
Contribution Profit	**$ 69**	**$ 54**	**$ 38**	**$ 52**	**$ 95**	**$ 123**	**$ 152**
Homes sold in period	4,299	2,946	2,822	3,615	4,078	7,245	7,156
Contribution Profit per Home Sold (in thousands)	**$ 16**	**$ 18**	**$ 13**	**$ 14**	**$ 23**	**$ 17**	**$ 21**
Contribution Margin	4.4 %	4.7 %	3.5 %	3.8 %	6.3 %	4.5 %	5.6 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes. Selling costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

20

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET LOSS
AND ADJUSTED EBITDA TO OUR NET LOSS
(Unaudited)

	Three Months Ended					Six Months Ended June 30,	
(in millions, except percentages)	**June 30, 2025**	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**	**2025**	**2024**
Revenue (GAAP)	**$ 1,567**	**$ 1,153**	**$ 1,084**	**$ 1,377**	**$ 1,511**	**$ 2,720**	**$ 2,692**
Net loss (GAAP)	**$ (29)**	**$ (85)**	**$ (113)**	**$ (78)**	**$ (92)**	**$ (114)**	**$ (201)**
Adjustments:							
Stock-based compensation	13	14	23	25	33	27	66
Equity securities fair value adjustment[1]	—	3	—	3	2	3	4
Intangibles amortization expense[2]	—	—	—	1	1	—	3
Amortization of stock-based compensation capitalized to IDSW[3]	4	3	—	—	—	7	—
Inventory valuation adjustment – Current Period[4][5]	21	13	6	10	34	27	38
Inventory valuation adjustment — Prior Periods[4][6]	(14)	(12)	(16)	(16)	(9)	(19)	(23)
Restructuring[7]	6	3	17	—	—	9	—
(Gain) loss on extinguishment of debt	(10)	—	1	—	1	(10)	1
Legal contingency accrual and related expenses	—	—	5	—	—	—	—
Other[8]	—	(2)	—	(15)	(1)	(2)	1
Adjusted Net Loss	**$ (9)**	**$ (63)**	**$ (77)**	**$ (70)**	**$ (31)**	**$ (72)**	**$ (111)**
Adjustments:							
Depreciation and amortization, excluding amortization of intangibles	5	5	7	10	7	10	18
Property financing[9]	29	29	28	30	26	58	58
Other interest expense[10]	7	4	4	4	4	11	9
Interest income[11]	(9)	(5)	(11)	(12)	(12)	(14)	(30)
Income tax expense	—	—	—	—	1	—	1
Adjusted EBITDA	**$ 23**	**$ (30)**	**$ (49)**	**$ (38)**	**$ (5)**	**$ (7)**	**$ (55)**
Adjusted EBITDA Margin	1.5 %	(2.6)%	(4.5)%	(2.8)%	(0.3)%	(0.3)%	(2.0)%

(1) Represents the gains and losses on certain financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was incurred until the intangible assets were fully amortized in 2024.

(3) Beginning in the quarter ended March 31, 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in "Depreciation and amortization, excluding amortization of intangibles." Had this presentation been applied for the three months ended December 31, 2024, September 30, 2024, and June 30, 2024, Adjusted Net Loss would have improved by $3 million, $3 million, and $3 million, respectively, and by $7 million for the six month ended June 30, 2024, with no impact to Adjusted EBITDA.

(4) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(5) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(6) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(7) Restructuring costs consist primarily of severance and employee termination benefits and bonuses incurred in connection with the elimination of employees' roles, consulting fees, and expenses related to the termination of certain leases incurred during the restructuring process.

(8) Primarily includes gain on deconsolidation, net, related party services income, and sublease income.

(9) Includes interest expense on our non-recourse asset-backed debt facilities.

(10) Includes amortization of debt issuance costs and loan origination fees, amortization of debt discounts, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, and interest expense related to the convertible senior notes outstanding.

(11) Consists mainly of interest earned on cash, cash equivalents, restricted cash, and marketable securities.

21

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED OPERATING EXPENSES
TO OUR OPERATING EXPENSES
(Unaudited)

	Three Months Ended				
(in millions, except percentages)	**June 30, 2025**	**March 31, 2025**	**December 31, 2024**	**September 30, 2024**	**June 30, 2024**
OPERATING EXPENSES:					
Sales, marketing and operations	86	98	88	96	116
General and administrative	28	33	41	46	48
Technology and development	21	21	33	30	37
Restructuring	6	3	17	—	—
Total Operating Expenses (GAAP)	**$ 141**	**$ 155**	**$ 179**	**$ 172**	**$ 201**
Operating Expenses (GAAP)	**$ 141**	**$ 155**	**$ 179**	**$ 172**	**$ 201**
Adjustments:					
Direct Selling Costs[1]	(43)	(29)	(23)	(32)	(43)
Holding costs included in contribution profit[2]	(23)	(17)	(14)	(15)	(16)
Stock-based compensation	(13)	(14)	(23)	(25)	(33)
Intangibles amortization expense[3]	—	—	—	(1)	(1)
Amortization of stock-based compensation capitalized IDSW[4]	(4)	(3)	—	—	—
Restructuring	(6)	(3)	(17)	—	—
Legal contingency accrual	—	—	(5)	—	—
Depreciation and amortization, excluding amortization of intangibles	(5)	(5)	(7)	(10)	(7)
Other	(1)	—	(3)	1	(1)
Total Adjusted Operating Expenses (Non-GAAP)	**$ 46**	**$ 84**	**$ 87**	**$ 90**	**$ 100**

(1) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes, and are included in Sales, marketing and operations.

(2) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(3) Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was expected until the intangible assets were fully amortized in 2024.

(4) Beginning in the quarter ended March 31, 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in "Depreciation and amortization, excluding amortization of intangibles." Had this presentation been applied for the three months ended December 31, 2024, September 30, 2024, and June 30, 2024, Adjusted Net Loss would have improved by $3 million, $3 million, and $3 million, respectively, with no impact to Adjusted EBITDA.

22

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED SALES, MARKETING AND OPERATIONS; ADJUSTED GENERAL AND ADMINISTRATIVE; AND ADJUSTED TECHNOLOGY AND DEVELOPMENT EXPENSES TO THEIR CORRESPONDING GAAP MEASURES

(Unaudited)

	Three Months Ended				
(in millions)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Sales, marketing and operations (GAAP)[1]	$ 86	$ 98	$ 88	$ 96	$ 116
Direct Selling Costs[2]	(43)	(29)	(23)	(32)	(43)
Holding costs included in contribution profit[3][4]	(23)	(17)	(14)	(15)	(16)
Stock-based compensation	(2)	(2)	(2)	(2)	(4)
Intangibles amortization expense[5]	—	—	—	(1)	(1)
Adjusted Sales, Marketing and Operations (Non-GAAP)[6]	$ 18	$ 50	$ 49	$ 46	$ 52
General and administrative (GAAP)	$ 28	$ 33	$ 41	$ 46	$ 48
Stock-based compensation	(9)	(9)	(13)	(16)	(17)
Legal contingency accrual and related expenses	—	—	(5)	—	—
Depreciation and amortization, excluding amortization of intangibles	—	—	—	(2)	—
Other	—	—	—	1	(1)
Adjusted General and Administrative (Non-GAAP)[6]	$ 19	$ 24	$ 23	$ 29	$ 30
Technology and development (GAAP)	$ 21	$ 21	$ 33	$ 30	$ 37
Stock-based compensation	(2)	(3)	(8)	(7)	(12)
Amortization of stock-based compensation capitalized to IDSW[7]	(4)	(3)	—	—	—
Depreciation and amortization, excluding amortization of intangibles	(5)	(5)	(7)	(8)	(7)
Other	(1)	—	(3)	—	—
Adjusted Technology and Development (Non-GAAP)[7]	$ 9	$ 10	$ 15	$ 15	$ 18
Note: Advertising expenses[1]	$ 7	$ 24	$ 23	$ 15	$ 21

(1) Advertising expenses are included in Sales, marketing and operations.

(2) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes and are included in Sales, marketing and operations.

(3) Represents holding costs incurred in the period presented on homes sold in the period presented as well as holding costs incurred in prior periods on homes sold in the period presented ("Resale Cohort Holding Costs.") Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing and operations on the Condensed Consolidated Statements of Operations in the period in which they are incurred ("GAAP Holding Costs.")

(4) The table below presents the timing difference within Adjusted Sales, marketing and operations related to holding costs. The amount of GAAP Holding Costs recognized during the period may be in excess of/ (less than) the amount of Resale Cohort Holding costs related to homes sold in the relevant period and included in Contribution Profit.

	Three Months Ended				
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Total GAAP Holding Costs	$ 16	$ 21	$ 21	$ 20	$ 17
Holding costs on sales - Current Period	(6)	(5)	(4)	(6)	(5)
Holding costs on sales - Prior Periods	(17)	(12)	(10)	(9)	(11)
Less: Resale Cohort Holding Costs	(23)	(17)	(14)	(15)	(16)
GAAP Holding Costs in excess of / (less than) Resale Holding Costs included in Contribution Profit	$ (7)	$ 4	$ 7	$ 5	$ 1

(5) Represents amortization of acquisition-related intangible assets. The acquired intangible assets had useful lives ranging from 1 to 5 years and amortization was expected until the intangible assets were fully amortized in 2024.

(6) The sum of Adjusted Sales, Marketing and Operations, Adjusted General and Administrative, and Adjusted Technology and Development expenses is equal to Total Adjusted Operated Expenses (Non-GAAP). Refer to the "Reconciliation of our Adjusted Operating Expenses to our Operating Expenses" table on Page 22.

(7) Beginning in the quarter ended March 31, 2025, the Company revised the presentation of the amortization of stock-based compensation capitalized to IDSW to more appropriately present the full impact of all stock-based compensation expenses. This expense was previously included in "Depreciation and amortization, excluding amortization of intangibles." Had this presentation been applied for the three months ended December 31, 2024, September 30, 2024, and June 30, 2024, Adjusted Net Loss would have improved by $3 million, $3 million, and $3 million, respectively, with no impact to Adjusted EBITDA.

23

Shareholder Letter 2Q25 Appendix Appendix

Shareholder Letter 2Q25 Appendix Trailing 7-Day MLS Clearance Rate1 MLS Data Filtered to Opendoor Markets and Buybox 25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 1 Note: MLS Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor’s markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox. Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 MLS Clearance Rate currently below 2024 and 2014-2019 average

Appendix

Trailing 7-Day MLS OD Price-Weighted Gross Clearance Rate[1]

MLS Data Filtered to Opendoor Markets and Buybox



800
700
600
500
400
300
200
100
0
Clearance Rate Bps
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
'14 - '19 avg
2020
2021
2022
2023
2024
2025

Time Period Comparison



25
0
-25
-50
-75
-100
Clearance Rate Bps
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
'25 vs. '14-'19 avg
'25 vs. '24

2025 MLS Price-Weighted Clearance Rate meaningfully below 2024 and 2014-2019 average

[1] Note: MLS OD Price-Weighted Gross Clearance Rate is defined as the number of daily contracts that enter pending status on the Multiple Listing Service (i.e. market listings), filtered for Opendoor's markets and buybox, divided by the number of active listings on the Multiple Listing Service, filtered for the same markets and buybox, and weighted by Opendoor's price point and market mix, defined by the distribution of Opendoor's listed inventory across price points and markets.

Opendoor | Shareholder Letter 2Q25

26

Shareholder Letter 2Q25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Appendix Trailing 7-Day MLS Contracts MLS Data Filtered to Opendoor Markets and Buybox 27 Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 Contracts currently below 2024 and 2014-2019 average

Shareholder Letter 2Q25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun l ec Appendix Trailing 7-Day MLS Active Listings MLS Data Filtered to Opendoor Markets and Buybox 28 Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 Active Listings above 2024

Shareholder Letter 2Q25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun l ec Appendix Trailing 28-Day MLS Daily Delisting to Contract Ratio MLS Data Filtered to Opendoor Markets and Buybox; excludes California markets 29 Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 Delistings meaningfully above 2024 and 2014-2019 average

Shareholder Letter 2Q25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Appendix Trailing 7-Day MLS New Listings MLS Data Filtered to Opendoor Markets and Buybox 30 Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 New Listings compared to 2024 and 2014-2019 average

Shareholder Letter 2Q25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Appendix 30-Day Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted 31 Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 30-Day HPA compared to 2024 and 2014-2019 average

Shareholder Letter 2Q25 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Appendix YoY Rolling Home Price Appreciation (HPA) Weighted to Opendoor Markets; Non-Seasonally Adjusted 32 Time Period Comparison Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec 2025 YoY HPA meaningfully below 2024 and 2014-2019 average